UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): February 3, 2023

FOXO TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39783	85-1050265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

729 N. Washington Ave., Suite 600 Minneapolis, MN	55401
(Address of Principal Executive Offices)	(Zip Code)

(612) 562-9447

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001	FOXO	NYSE American

Warrants, each warrant exercisable for one share of Class A Common Stock for $11.50 per share	FOXO WS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2023, FOXO Technologies Inc. (the “Company”) announced that Taylor Fay has been promoted to Chief Operating Officer of the Company, effective immediately.

Prior to the promotion, Mr. Fay, age 38, served as the Company’s Vice President of Product Operations since January 2022. From June 2018 until January 2022, Mr. Fay served as the Company’s Senior Product Manager and Director of Product. Prior to joining the Company, Mr. Fay served as Product Manager at Explore Information Services from September 2016 to June 2018, where he managed a portfolio of insurance underwriting data products. In addition, Mr. Fay served as Product Owner at Hubio/Identifix from June 2013 to July 2016. Mr. Fay holds a Bachelor’s Degree in Geography and a Master’s Degree in Business Administration from the University of Minnesota.

The Company’s predecessor, GWG Holdings, Inc., previously entered into an employment agreement with Mr. Fay, effective as of June 18, 2018. On October 17, 2019, by letter agreement, Mr. Fay’s employment agreement was amended to increase his salary to $130,500 per annum, and also to provide that Mr. Fay would be eligible to participate in a discretionary incentive compensation plan and receive annual incentive compensation in the form of cash and stock options based on individual performance and the company’s achievement of certain milestones, with a payment expected to equate to up to 20% of his annual base salary. Mr. Fay’s employment agreement also provides that he is eligible for standard benefit plans made available to management-level employees. If Mr. Fay’s employment ends on account of death or disability, the Company will pay his estate continued salary for one month and continue welfare benefits, including paying all premiums for coverage of his dependent family members. Mr. Fay’s compensation was again amended on November 18, 2020, to increase his salary to $160,000, effective as of August 9, 2020. Thereafter, Mr. Fay was promoted to Vice President of Product Operations and his salary was increased to $177,000 per annum, effective as of March 11, 2022.

For the years ended December 31, 2022 and 2021, the annual base salary for Mr. Fay was $177,000 and $160,000, respectively. There have been no changes to date to Mr. Fay’s compensation in connection with his promotion to Chief Operating Officer.

The foregoing description of Mr. Fay’s employment agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of Mr. Fay’s employment agreement, a copy of which will be filed with the next periodic report of the Company.

Mr. Fay has also entered into the Company’s standard form of indemnification agreement, the form of which is filed as Exhibit 10.17 to the Company’s Current Report on Form 8-K filed with the SEC on September 21, 2022.

There are no arrangements or understandings between Mr. Fay and any other person pursuant to which he was selected as the Chief Operating Officer. There are no family relationships between Mr. Fay and any director or executive officer of the Company. Mr. Fay does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

A copy of the Company’s press release announcing Mr. Fay’s appointment described in Item 5.02 is being furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated February 3, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOXO Technologies Inc.

By:	/s/ Tyler Danielson
Name: Tyler Danielson
Title: Interim Chief Executive Officer

Date: February 3, 2023

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